Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

CUREVAC N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Shares €0.12 nominal value per share (the “Common Shares”)	457(r)(1)	31,081,082(2)	$9.25	$287,500,008.50	0.0001102	$31,682.50

Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities

			Total Offering Amounts			$ 287,500,008.50	—	$31,682.50
			Total Fees Previously Paid				—	—
			Total Fee Offsets				—	—
			Net Fee Due				—	$31,682.50

(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum offering price. Payment of the registration fee at the time of filing the registrant’s Registration Statement on Form F-3 (File No. 333-259613) on September 17, 2021 was deferred pursuant to Rules 456(b) and 456(r) under the Securities Act and is being paid herewith.

(2) Includes 4,054,054 common shares that the underwriters have an option to purchase.